EXHIBIT 99.1

ePlus Reports Fourth Quarter and Fiscal 2015 Results

Fourth Quarter Fiscal Year 2015
•	Net sales increased 2.8% from fourth quarter 2014
•	Consolidated gross margin increased to 22.0%; gross margin on sales of products and services expands 120 basis points to 20.0%
•	Earnings per diluted share of $1.22, up 18.4%
•	Adjusted EBITDA of $16.3 million, up 10.5%
Fiscal Year 2015

•	Net sales up 8.1%; technology segment net sales up 8.5%
•	Consolidated gross margin of 21.4%; gross margin on sales of products and services increased 110 basis points to 19.4%
•	Earnings per diluted share of $6.19; non-GAAP earnings per diluted share of $5.59
•	Adjusted EBITDA of $75.0 million, up 19.3%
HERNDON, VA - May 28, 2015 - ePlus inc. (NASDAQ NGS:  PLUS - news), a leading provider of technology solutions, today announced financial results for the fourth quarter and fiscal year ended March 31, 2015.
Management Comment
"Results for the fourth quarter of fiscal 2015 represented another period of solid execution, delivering operating income growth of 7.7%, which is more than twice net sales growth," said Phillip G. Norton, CEO, chairman and president of ePlus. "In our technology segment, net sales increased 2.8%, demonstrating our success delivering complex IT solutions around cloud, unified communications and collaboration, data center, and security to our nationwide customer base, supported and complemented by professional and managed services.
"Fiscal year 2015 results showed positive comparisons from fiscal 2014, highlighting our ability to grow ahead of the rate of the overall IT market.  Net sales in the technology segment were up 8.5%, including an increase in services revenue, as we grew sales to both new and existing customers.  We continued to leverage our nationwide presence, multi-faceted expertise, and nurture relationships with both established and emerging vendors.  Consolidated operating income grew 17.7% despite higher operating expenses as we expanded headcount to capture marketplace opportunities.  Non-GAAP earnings per share, which excludes certain non-operating income, was up 27.9%. Other achievements for the year included increasing our involvement in the Californian State, Local and Education (SLED) market through the acquisition of Evolve, expanding our presence in New England and New York, and receiving multiple certifications and awards from our key vendors," Mr. Norton commented.

Fourth Quarter Fiscal 2015 Results
For the fourth quarter ended March 31, 2015:
Consolidated net sales rose 2.8% to $267.3 million, from $259.9 million in the fourth quarter of fiscal 2014.
Technology segment net sales increased 2.8% to $258.9 million, up from $251.9 million in the fourth quarter of fiscal 2014.  Non-GAAP gross sales of product and services increased 4.9% from $324.2 million to $340.1 million which are revenues prior to the reclassification to net sales for sales of third-party software assurance, maintenance and services.
Financing segment net sales rose 4.5% to $8.4 million, up from $8.0 million in the fourth quarter of fiscal 2014.
Consolidated operating income increased 7.7% to $15.1 million, up from $14.0 million in the fourth quarter of fiscal 2014.
Net earnings increased 8.4% to $8.9 million, up from $8.2 million in the fourth quarter of fiscal 2014.
Earnings per diluted share rose 18.4% to $1.22, up from $1.03 in the fourth quarter of fiscal 2014.
Adjusted EBITDA increased to $16.3 million from $14.7 million, a 10.5% increase over the prior year's period.
Fiscal 2015 Results
For the fiscal year ended March 31, 2015:
Consolidated net sales rose 8.1% to $1.14 billion, up from $1.06 billion in fiscal 2014.
Technology segment net sales rose 8.5% to $1.11 billion, up from $1.02 billion in fiscal 2014.  Non-GAAP gross sales of products and services grew 12.5% to $1.44 billion.
Financing segment net sales were $34.8 million, compared with $36.1 million in fiscal 2014, due to lower transactional gains, offset by higher post-contract earnings.
Consolidated operating income rose 17.7% to $70.7 million, up from $60.1 million in fiscal 2014.
Net earnings were $45.8 million, inclusive of non-operating income from a gain on retirement of a liability and the Company's claim in a class action lawsuit. Excluding this non-operating income, non-GAAP net earnings was $41.4 million, up 17.3% from $35.3 million in fiscal 2014.
Earnings per diluted share were $6.19.  Exclusive of non-operating income, non-GAAP earnings per diluted share were $5.59, up 27.9% from $4.37 in fiscal 2014.
Adjusted EBITDA rose 19.3% to $75.0 million, up from $62.9 million in fiscal 2014.

Balance Sheet Highlights
At March 31, 2015, ePlus had cash and cash equivalents of $76.2 million, down from $80.2 million on March 31, 2014.  Total stockholders' equity was $279.3 million and shares outstanding were 7.4 million, compared with stockholders' equity of $266.4 million and shares outstanding of 8.0 million on March 31, 2014.
Summary and Outlook
"Following our success in the fourth quarter and fiscal year 2015, we believe we are well-positioned to capture opportunities for the most in-demand and emerging IT solutions.  We have invested in additional engineering and sales resources to meet the growing demand from our diversified client base, and gain new customers.  We believe that our services-based, go-to-market consultative strategy, which is led by assessments and supplemented by managed services, positions us to continue our track record of growing faster than the overall IT market.  As always, we are highly focused on the bottom line and maintaining excellent margin performance.  Finally, our balance sheet remains robust, including $76 million of cash and cash equivalents, giving us the ability  to take advantage of organic growth opportunities and the financial flexibility to continue to make accretive acquisitions," Mr. Norton concluded.
Results of Operations – Three Months Ended March 31, 2015
The Company's operations are conducted through two business segments. The technology segment includes sales of information technology products, third-party software, third-party maintenance contracts, advanced professional services and managed services, and the Company's proprietary software to commercial organizations and state and local governments.  The financing segment consists of the financing of equipment, software and related services to commercial organizations, state and local governments, and government contractors.
Technology Segment
The results of operations for the technology segment for the three months ended March 31, 2015 and 2014 were as follows (dollars in thousands):

	Three Months Ended March 31,
	2015	2014	Change
Sales of product and services	$257,265	$249,307	$7,958	3.2%
Fee and other income	1,596	2,559	(963)	(37.6%)
Net sales	258,861	251,866	6,995	2.8%

Cost of sales, product and services	205,821	202,313	3,508	1.7%

Gross profit	53,040	49,553	3,487	7.0%

Professional and other fees	1,275	1,343	(68)	(5.1%)
Salaries and benefits	32,805	29,878	2,927	9.8%
General and administrative	6,058	5,507	551	10.0%
Interest and financing costs	19	20	(1)	(5.0%)
Operating expenses	40,157	36,748	3,409	9.3%

Segment earnings	$12,883	$12,805	$78	0.6%

Net sales increased 2.8% to $258.9 million, up from $251.9 million in the fourth quarter of fiscal 2014. The increase reflects a 4.9% increase in non-GAAP gross sales of products and services, which were offset by a shift in product mix, as a higher proportion of sales consisted of third-party software assurance, maintenance and services, which are presented on a net basis.
The shift in product mix resulted in an increase in gross margin of product and services to 20.0% as compared to 18.8% in the year ago quarter.
Operating expenses rose 9.3% to $40.2 million, compared with $36.7 million in the fourth quarter of fiscal 2014.  This increase reflects growth in headcount, variable compensation due to the increase in gross profit, and non-cash expenses related to the acquisition of Evolve Technology Group in August 2014.
Segment earnings were $12.9 million, compared with $12.8 million in the fourth quarter of fiscal 2014.

Financing Segment
The results of operations for the financing segment for the three months ended March 31, 2015 and 2014 were as follows (dollars in thousands):
	Three Months Ended March 31,
	2015	2014	Change
Financing revenue	$8,389	$7,907	$ 482	6.1%
Fee and other income	15	135	(120) (121)2	(88.9%)
Net sales	8,404	8,042	362	4.5%

Direct lease costs	2,698	2,945	(247)	(8.4%)

Gross profit	5,706	5,097	609	12.0%

Professional and other fees	387	544	(157)	(28.9%)
Salaries and benefits	2,450	2,111	339	16.1%
General and administrative	142	711	(569)	(80.0%)
Interest and financing costs	530	539	(9)	(1.7%)
Operating expenses	3,509	3,905	(396)	(10.1%)

Segment earnings	$2,197	$1,192	$1,005	84.3%

Net sales rose 4.5% to $8.4 million, up from $8.0 million in the fourth quarter of fiscal 2014.
Segment earnings rose 84.3% to $2.2 million, up from $1.2 million in the fourth quarter of fiscal 2014. The increase in earnings was due to an increase in transactional gains, a decrease in depreciation expense related to the Company's operating leases, and a decrease in the Company's reserve for credit losses.

Results of Operations – Year Ended March 31, 2015
Technology Segment
The results of operations for the technology segment for the years ended March 31, 2015 and 2014 were as follows (dollars in thousands):
	Year Ended March 31,
	2015	2014	Change
Sales of product and services	$1,100,884	$1,013,374	$87,510	8.6%
Fee and other income	7,565	8,037	(472)	(5.9%)
Net sales	1,108,449 1,108,449	1,021,411	87,038	8.5%

Cost of sales, product and services	887,673	827,875	59,798	7.2%

Gross profit	220,776	193,536	27,240	14.1%

Professional and other fees	5,340	7,557	(2,217) (2,217)	(29.3%)
Salaries and benefits	128,945	113,481	15,464	13.6%
General and administrative	25,437	21,103	4,334	20.5%
Interest and financing costs	96	84	12	14.3%
Operating expenses	159,818	142,225	17,593	12.4%

Segment earnings	$60,958	$51,311	$9,647	18.8%

Net sales for the year ended March 31, 2015 increased 8.5% to $1.11 billion, up from $1.02 billion a year earlier.
The Company maintained its balanced portfolio of customer-end markets.  The breakdown of net sales by customer end market was as follows:
State & Local Government & Educational Institutions	22%
Technology	19%
Telecom, Media, and Entertainment	18%
Financial Services	10%
Healthcare	10%
Other	21%
Gross margin on the sale of products and services was 19.4%, compared with 18.3% in fiscal 2014.  The increase in gross margin was due to an increase in sales of third party software assurance, maintenance, and services, for which the revenues are presented on a net basis, as well as increases in revenues from professional and managed services.

Segment earnings rose 18.8% to $61.0 million, up from $51.3 million in fiscal 2014.  Segment earnings margin was 5.5%, compared with 5.0% in fiscal 2014.
Financing Segment
The results of operations for the financing segment for the years ended March 31, 2015 and 2014 were as follows (dollars in thousands):
	Year Ended March 31,
	2015	2014	Change
Financing revenue	$34,728	$35,896	$ (1,168)	(3.3%)
Fee and other income	105	229	(124) (121)2	(54.1%)
Net sales	34,833	36,125	(1,292)	(3.6%)

Direct lease costs	11,062	12,748	(1,686)	(13.2%)

Gross profit	23,771	23,377	394	1.7%

Professional and other fees	1,168	1,484	(316)	(21.3%)
Salaries and benefits	9,141	9,670	(529)	(5.5%)
General and administrative	1,427	1,572 1,5721	(145)	(9.2%)
Interest and financing costs	2,283	1,864	419	22.5%
Operating expenses	14,019	14,590	(571)	(3.9%)

Operating income	9,752	8,787	965	11.0%

Other income	7,603	-	7,603	n/a

Segment earnings	$17,355	$8,787	$8,568	97.5%

Net sales were $34.8 million, compared with $36.1 million in fiscal 2014, due to lower transactional gains, partially offset by higher post-contract earnings.
Operating income rose 11% to $9.8 million, compared with $8.8 million in fiscal 2014.
Segment earnings were $17.4 million, including non-operating income of $7.6 million from a gain on the retirement of a liability and the Company's claim in a class action lawsuit.

Recent Corporate Developments
•
On April 28, 2015, ePlus announced its corporate rebranding and tagline: Where Technology Means MoreTM.  The new brand reflects how ePlus has evolved to address the rapidly changing business demands that companies face today – to work smarter and do more, to satisfy more sophisticated consumers, and to be more efficient.

•
On April 7, 2015, ePlus announced its subsidiary, ePlus Technology, inc., increased its presence in New England with the opening of a new office in Canton, MA, which features state-of-the-art conference rooms with Telepresence capabilities and expanded office space.  The new facility will complement existing offices in Bedford, NH and Providence, RI to serve clients throughout New England.

•
On February 26, 2015, ePlus announced that ePlus Technology expanded its office in Albany in order to increase its presence in upstate New York.  The larger facility provides space for the expansion of sales and engineering staff to further strengthen ePlus' data center, cloud, and security and collaboration practices.

•
On February 4, 2015, ePlus announced that ePlus Technology received new awards from the Public Sector Technology Bidding and Purchasing Program (PEPPM) 2015 product line bid for both Pennsylvania and California. The new PEPPM 2015 contracts took effect January 1, 2015, and continue through December 31, 2017, with an optional one-year extension.

Recent Recognitions
•
On May 8, 2015, ePlus announced that ePlus Technology received the 2014 EMC Breakthrough Partner of the Year Award from EMC Corporation, reflecting the Company's success in working with EMC to help customer achieve critical business objectives and enhance their agility.  The award was presented to ePlus at the 2015 EMC World Global Partner Summit.

•
On May 4, 2015, ePlus announced that ePlus Technology received the Cisco® Partner Summit Geographical Regional award for US Partner of the Year.  The award recognizes best-in-class business practices and service as a model to the industry within their respective regions.  ePlus received the awards at Cisco's annual partner conference.  In total,  ePlus received the following six awards:

o	Americas – Partner of the Year: US
o	US Nationals – Enterprise Partner of the Year
o	US Public Sector – SLED Education Partner of the Year
o	US Public Sector – SLED Service Partner of the Year
o	US East – Architectural Excellence – Data Center
o	US East – SLED Partner of the Year
•	On April 9, 2015, ePlus announced that ePlus Technology received a 2014 Boeing Performance Excellence Award, which recognizes suppliers who have achieved superior performance.
•
On April 1, 2015, ePlus announced that ePlus Technology was named a Platinum ProPartner by Veeam® Software, an innovative provider of solutions that deliver Availability for the Modern Data CenterTM. Platinum is the highest level in the Veeam ProPartner Program in the United States.

•
On February 3, 2015, ePlus announced that ePlus Technology achieved Application Centric Infrastructure (ACI) Authorized Technology Provider designation from Cisco.  The designation recognizes ePlus as having fulfilled the training requirements and program prerequisites to sell, deploy, and support Cisco Application Centric Infrastructure products and solutions.

•
On January 20, 2015, ePlus announced that ePlus Technology achieved EnergyWise Suite Authorized Technology Provider (ATP) status from Cisco.  This designation recognizes ePlus as having fulfilled the training requirements and program prerequisites to sell, deploy and support Cisco EnergyWise products and solutions.

Conference Call Information
What:	ePlus Fourth Quarter and FY15 Financial Results Conference Call
When:	Thursday, May 28, 2015
Time:	5:00 p.m. ET
Live Call:	(877) 870-9226, domestic, (973) 890-8320, international
Replay:	(855) 859-2056, domestic, (404) 537-3406, international
Passcode:	18743365 (live and replay)

Webcast:	http://www.eplus.com/investors (live and replay)

The replay of this webcast will be available approximately two hours after the call and be available through May 30, 2015.

About ePlus inc.
ePlus is an engineering-centric solutions provider that helps organizations imagine, implement, and achieve more from their technology.  The company holds the highest certifications from top technology partners and has expertise in key transformative technologies, from data center to security, cloud, and collaboration.  Founded in 1990, ePlus has more than 975 associates serving commercial, state, municipal, and education customers nationally.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlus.  ePlus. Where Technology Means More.™
ePlus®, Where Technology Means More™,  and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements
Statements in this press release that are not historical facts may be deemed to be "forward-looking statements."  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as our current and potential customers' delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; significant adverse changes in, reductions in, or losses of relationships with major customers or vendors; our ability to implement comprehensive plans to archive customer account coverage, cost containment, asset rationalization, systems integration and other key strategies; our ability to secure our electronic and other confidential information or that of our customers or partners; changes to our senior management team; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission. All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.
Contact:
Kley Parkhurst, SVP
ePlus inc.
kparkhurst@ePlus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share data)	As of	As of
	March 31, 2015	March 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$76,175	$80,179
Accounts receivable—trade, net	218,458	211,314
Accounts receivable—other, net	31,345	31,902
Inventories—net	19,835	22,629
Financing receivables—net, current	66,909	57,749
Deferred costs	20,499	10,819
Deferred tax assets	3,643	3,742
Other current assets	7,413	6,925
Total current assets	444,277	425,259

Financing receivables and operating leases—net	76,991	85,990
Property, equipment and other assets	9,480	8,013
Goodwill and other intangible assets	40,798	34,583
TOTAL ASSETS	$571,546	$553,845

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable—equipment	$20,330	$6,772
Accounts payable—trade	46,090	61,940
Accounts payable—floor plan	99,418	93,416
Salaries and commissions payable	14,860	12,401
Deferred revenue	34,363	21,840
Recourse notes payable - current	889	1,460
Non-recourse notes payable - current	28,560	30,907
Other current liabilities	13,575	15,382
Total current liabilities	258,085	244,118

Recourse notes payable - long term	2,801	2,100
Non-recourse notes payable - long term	24,314	34,421
Deferred tax liability - long term	3,271	5,001
Other liabilities	3,813	1,822
TOTAL LIABILITIES	292,284	287,462

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none issued or outstanding authorized;	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,114 issued and 7,398 outstanding at March 31, 2015 and 13,026 issued and 8,036 outstanding at March 31, 2014	131	130
Additional paid-in capital	111,072	105,924
Treasury stock, at cost, 5,725 and 4,990 shares, respectively	(118,179)	(80,494)
Retained earnings	286,477	240,637
Accumulated other comprehensive income—foreign currency translation adjustment	(239)	186
Total Stockholders' Equity	279,262	266,383
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$571,546	$553,845

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
	(amounts in thousands, except per share data)

Net sales	$267,265	$259,908	$1,143,282	$1,057,536
Cost of sales	208,519	205,258	898,735	840,623
Gross profit	58,746	54,650	244,547	216,913

Professional and other fees	1,662	1,887	6,508	9,041
Salaries and benefits	35,255	31,989	138,086	123,151
General and administrative expenses	6,200	6,218	26,864	22,675
Interest and financing costs	549	559	2,379	1,948
Operating expenses	43,666	40,653	173,837	156,815

OPERATING INCOME	15,080	13,997	70,710	60,098

Other income	-	-	7,603	-

EARNINGS BEFORE PROVISION FOR INCOME TAXES	15,080	13,997	78,313	60,098

PROVISION FOR INCOME TAXES	6,170	5,775	32,473	24,825

NET EARNINGS	$8,910	$8,222	$45,840	$35,273

NET EARNINGS PER COMMON SHARE—BASIC	$1.23	$1.04	$6.26	$4.41
NET EARNINGS PER COMMON SHARE—DILUTED	$1.22	$1.03	$6.19	$4.37

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—BASIC	7,218	7,865	7,318	7,927
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING—DILUTED	7,289	7,916	7,393	7,999

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information (i) non-GAAP Gross Sales of Product and Services, (ii) non-GAAP Gross Cost of Sales, Product and Services (iii) Adjusted EBITDA and (iv) Adjusted EBITDA margin, (v) non-GAAP Net Earnings and (vi) non-GAAP Net Earnings per Common Share - Diluted.  We define non-GAAP gross sales of product and services as our sales of product and services calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party software assurance, maintenance and services.  We define non-GAAP gross cost of sales, product and services as our cost of sales, product and services calculated in accordance with GAAP, adjusted to include the costs incurred related to sales of third-party software assurance, maintenance and services.  We define Adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, provision for income taxes, and other income.  Certain operating expenses from the financing segment are excluded from the Adjusted EBITDA.  We consider the interest on debt from the financing segment, as well as depreciation of assets under lease, to be operating expenses.  Non-GAAP net earnings and non-GAAP net earnings per common share is based on net earnings calculated in accordance with GAAP, adjusted to exclude other income, net of taxes.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP.  In addition, other companies, including companies in our industry, might calculate similar non-GAAP Gross Sales of Product and Services, non-GAAP Gross Cost of Sales, Product and Services, Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP Net Earnings and non-GAAP Net Earnings per Common Share - Diluted or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Year ended March 31,
	2015	2014	2015	2014
	(amounts in thousands)
GAAP: Sales of product and services	$257,265	$249,307	$1,100,884	$1,013,374
Plus: Costs incurred related to sales of third-party software assurance, maintenance and services	82,816	74,851	334,155	262,759
Non-GAAP: Gross sales of product and services	$340,081	$324,158	$1,435,039	$1,276,133

GAAP: Cost of sales, product and services	$205,821	$202,313	$887,673	$827,675
Plus: Costs incurred related to sales of third-party software assurance, maintenance and services	82,816	74,851	334,155	262,759
Non-GAAP: Gross cost of sales, product and services	$288,637	$277,164	$1,221,828	$1,090,634

	Three Months Ended March 31,		Year ended March 31,
	2015	2014	2015	2014
	(amounts in thousands)
GAAP: Net earnings	$8,910	$8,222	$45,840	$35,273
Plus: Provision for income taxes	6,170	5,775	32,473	24,825
Less: Other income [1]	-	-	(7,603)	-
Plus: Depreciation and amortization [2]	1,195	730	4,333	2,792
Non-GAAP: Adjusted EBITDA	$16,275	$14,727	$75,043	$62,890

Non-GAAP: Adjusted EBITDA margin	6.1%	5.7%	6.6%	5.9%

			Year Ended March 31,
			2015	2014 [4]

			(amounts in thousands, except per share data)
GAAP: Earnings before provision for income taxes			$78,313	$60,098
Less: Other income [1]			(7,603)	-
Non-GAAP: Earnings before provision for income taxes			70,710	60,098
Non-GAAP: Provision for income taxes [3]			29,320	24,825
Non-GAAP: Net earnings			$41,390	$35,273

GAAP: Net earnings per common share – diluted			$6.19	$4.37
Non-GAAP: Net earnings per common share – diluted			$5.59	$4.37

[1] Gain on retirement of a liability and gain on legal settlement.
[2] Amount consists of depreciation and amortization for assets used internally.
[3] Non-GAAP tax rate is calculated at the same tax rate as GAAP earnings.
[4] Amounts for the year ended March 31, 2014 are GAAP and provided for comparative purposes.